As filed with the U.S. Securities and Exchange Commission on October 1, 2025.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMENTUM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	99-0622272

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4800 Westfields Blvd., Suite #400
Chantilly, Virginia 20151
(703) 579-0410
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michele St. Mary
Chief Legal Officer and General Counsel
Amentum Holdings, Inc.
4800 Westfields Blvd., Suite #400
Chantilly, Virginia 20151
(703) 579-0410

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Ryan J. Patrone
Michael E. Mariani
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
(212) 474-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS
Amentum Holdings, Inc.
Common Stock

The information included or incorporated by reference in this prospectus relates solely to the offer and sale of shares of up to 90,053,486 shares of our common stock, par value $0.01 per share, or the “Common Stock”, by the selling stockholders identified in this prospectus, or in any amendment or supplement hereto, from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.
Our shares of Common Stock are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “AMTM.” On September 30, 2025, the closing price of our Common Stock as reported on the NYSE was $23.95 per share.
Our registration of shares of Common Stock covered by this prospectus does not mean the selling stockholders will offer or sell any of the shares. The Common Stock offered hereby by the selling stockholders may be sold from time to time, in public or private transactions, through one or more underwriters, broker-dealers or agents, or directly to purchasers. If the Common Stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Stock may be sold in one or more transactions at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Information on the selling stockholders and the times and manners in which they may offer and sell shares of our Common Stock is described under the sections entitled “Selling Stockholders” and “Plan of Distribution” in this prospectus, as the same may be amended or supplemented from time to time.
We will not receive any of the proceeds from the sale of the shares of Common Stock by the selling stockholders. We have agreed to pay all expenses relating to registering the shares of Common Stock.
Investing in our Common Stock involves risks. You should carefully consider the factors described under “Risk Factors” on page 8 of this prospectus and any similar section contained in any applicable prospectus supplement and the documents incorporated by reference therein and herein before you make any investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 1, 2025.

i

ABOUT THIS PROSPECTUS
To understand the terms of the shares of our Common Stock offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.
This prospectus is part of a registration statement on Form S-3 that Amentum Holdings, Inc., a Delaware corporation, which is also referred to as “Amentum,” “the Company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the “Commission”, using an “automatic shelf” registration or continuous offering process. Under this process, the selling stockholders named herein, or in an amendment or supplement hereto, may offer and sell shares of our Common Stock, from time to time in one or more offerings.
This prospectus omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with regard to us and the shares of Common Stock the selling stockholders are offering pursuant to this prospectus. The selling stockholders may deliver a prospectus supplement or free writing prospectus setting forth the terms of any specific offering of shares of our Common Stock. The prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus.
A statement contained in a subsequent prospectus supplement or document incorporated by reference into this prospectus after the date hereof shall be deemed to be modified or superseded for purposes of this prospectus to the extent that such statement contained in this prospectus conflicts or is otherwise inconsistent with the statement in any such prospectus supplement or subsequently filed document which is also incorporated in this prospectus. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
This prospectus and the documents incorporated by reference herein contain, and any applicable prospectus supplement and the documents incorporated by reference therein may contain, summaries of certain agreements and other instruments. Reference is made to the actual agreements and other instruments for complete information, and all of the summaries are qualified in their entirety by the actual agreements and other instruments. Copies of such agreements and other instruments may be filed as exhibits to the registration statement of which this prospectus forms a part or incorporated by reference into this prospectus or the applicable prospectus supplement, and you may obtain copies of those agreements and other instruments as described under “Where You Can Find More Information.”
Moreover, such agreements and other instruments are intended to provide you with information regarding the terms of such agreements and other instruments and not to provide any other factual or disclosure information about the Company or the other parties to such agreements and other instruments. Such agreements and other instruments may contain representations, warranties, covenants and other agreements by each of the parties to the applicable agreement or other instrument. These representations, warranties, covenants and other agreements have been made solely for the benefit of the other parties to the applicable agreement or other instrument and:
•should not in any instances be treated as categorical statements of fact, but rather as a way of allocating the risk among the parties if those statements prove to be inaccurate;
•may be qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;
•may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.
Any applicable prospectus supplement may also contain information about any material U.S. Federal income tax considerations relating to the shares of Common Stock covered by the prospectus supplement.

The selling stockholders may sell shares of Common Stock to underwriters who will sell such shares to the public on terms specified at the time of sale. In addition, the shares of Common Stock may be sold by the selling stockholders directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If the selling stockholders, directly or through agents, solicit offers to purchase the shares of Common Stock offered by this prospectus, the selling stockholders and their agents reserve the sole right to accept and to reject, in whole or in part, any offer.
If any agents, dealers or underwriters are involved in the sale of any of the shares of Common Stock offered by this prospectus, the applicable prospectus supplement will contain, with respect to such shares being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to the selling stockholders.
THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE OR ANY NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
We are responsible for the information incorporated by reference or contained in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or any applicable prospectus supplement and we and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
The distribution of this prospectus and the offering and sale of the Common Stock in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the Common Stock in any jurisdiction in which such offer or invitation would be unlawful.

INCORPORATION OF DOCUMENTS BY REFERENCE
The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and, where applicable, supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the Commission:
•Our Annual Report on Form 10-K for the fiscal year ended September 27, 2024, filed with the Commission on December 17, 2024;
•Our Quarterly Reports on Form 10-Q for the quarters ended December 27, 2024, March 28, 2025 and June 27, 2025, filed with the Commission on February 5, 2025, May 7, 2025 and August 6, 2025;
•The audited combined financial statements and unaudited condensed combined financial statements of the Critical Missions Solutions and Cyber & Intelligence Businesses of Jacobs Solutions Inc., or “Jacobs”, and related notes thereto and reports thereon included in pages F-2 through F-51 of Exhibit 99.1 of Amendment No. 4 to our effective Registration Statement on Form 10, filed with the SEC on September 13, 2024;
•Our Current Reports on Form 8-K filed with the Commission on October 3, 2024 (two filings), November 13, 2024, January 30, 2025 and March 7, 2025 (three filings) (other than, in each case, any portions of such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, in accordance with the Exchange Act and applicable SEC rules);
•The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on January 21, 2025, or the “2025 Proxy”, that are responsive to the information required by Part III of Form 10-K; and
•The description of the Common Stock set forth in our Registration Statement on Form 10-12B filed pursuant to Section 12 of the Exchange Act on July 15, 2024 (as amended by Form 10-12B/A, dated August 5, 2024, Form 10-12B/A, dated August 26, 2024, Form 10-12B/A, dated September 9, 2024 and Form 10-12B/A, dated September 13, 2024), as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended September 27, 2024, as filed with the SEC on December 17, 2024, and including any amendment or report filed for the purpose of further updating such description.
All documents and reports that we file with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and before the later of (1) the completion of the offering of the shares of Common Stock described in this prospectus and (2) the termination of the offering of shares of Common Stock pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents.
We are responsible for the information incorporated by reference or contained in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus or any applicable prospectus supplement and we and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are not offering to sell, nor seeking offers to buy, shares of Common Stock in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information contained in this prospectus or any applicable prospectus supplement or any documents incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (if this prospectus is filed subsequent to such document) or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the Commission. You can inspect and obtain them without charge at the Commission’s website at www.sec.gov.
We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at https://www.amentum.com. Our website, the Commission’s website and any other website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part, except to the extent expressly stated in “Incorporation of Documents by Reference”.
You may request a copy of the filings listed in “Incorporation of Documents by Reference” from the Commission or, at no cost, by writing or telephoning the Company at the following address:
Amentum Holdings, Inc.
Attention: Investor Relations
4800 Westfields Blvd., Suite #400
Chantilly, Virginia 20151
(703) 579-0410

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain information included or incorporated by reference in this prospectus, any accompanying prospectus supplement, and other written or oral statements that we make from time to time may not address historical facts and, therefore, could be interpreted to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements other than statements of historical fact are forward-looking statements, including: any projections of financial performance; any statements of plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to products or services; any statements regarding future economic conditions or performance; any statements of assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that Amentum intends, expects, projects, believes or anticipates will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “anticipate,” “expect,” “should,” “intend,” “plan,” “will,” “estimates,” “projects,” “strategy” and similar expressions. These statements are based on assumptions and assessments made by Amentum’s management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties that include but are not limited to the factors set forth under the sections entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement and “Item 1A. Risk Factors” of our most recently filed Annual Report on Form 10-K that is incorporated by reference herein, or our “Annual Report”, and our subsequently filed quarterly reports on Form 10-Q that are incorporated by reference herein, and under similar headings in any other filings incorporated by reference herein that are made subsequent to our Annual Report.
Any such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. Any such forward-looking statements speak only as of the date they were made. Amentum disclaims any duty to update such forward-looking statements, all of which are expressly qualified by the foregoing.

THE COMPANY
Company Overview
Amentum is a global advanced engineering and technology solutions provider to a broad base of U.S. and allied government agencies, supporting programs of critical national importance across energy and environmental, intelligence, space, defense, civilian and commercial end-markets. We offer a broad reach of capabilities including intelligence and counter threat solutions, data fusion and analytics, engineering and integration, environmental solutions, advanced test, training and readiness, and citizen solutions. As a leading provider of differentiated technology solutions, we have built a repertoire of deep customer knowledge, enabling us to engage our customers across multiple capabilities and markets.
The RMT Transaction
On September 27, 2024, Amentum became a public company through the consummation of the spin-off of the Jacobs Critical Mission Solutions business and portions of the Jacobs Divergent Solutions business (together referred to as the “CMS Business”) and merger with the legacy Amentum business in a Reverse Morris Trust transaction (including the related refinancing, (the “RMT Transaction”). Prior to the spin-off, the CMS Business reorganized under a newly formed company named Amazon Holdco Inc., or the “SpinCo” and distributed a $911 million cash dividend payment to Jacobs, who then distributed, prior to the merger, approximately 80.95% of the outstanding shares of SpinCo common stock to Jacobs’ shareholders on a pro rata basis. In connection with the completion of the RMT Transaction, SpinCo was renamed Amentum Holdings, Inc. On September 30, 2024, Amentum began trading on the New York Stock Exchange under the ticker symbol “AMTM.”
Corporate Information
Amentum Holdings, Inc. was formed on November 17, 2023 for the purpose of holding the CMS Business in connection with the RMT Transaction. Our corporate headquarters is located at 4800 Westfields Blvd., Suite #400, Chantilly, Virginia 20151 and our telephone number is (703) 579-0410. We maintain a website at https://www.amentum.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part, except to the extent expressly stated in “Incorporation of Documents by Reference”.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 1A. Risk Factors” in our Annual Report and our subsequently filed quarterly reports on Form 10-Q that are incorporated by reference herein, and under similar headings in any other filings incorporated by reference herein that are made subsequent to our Annual Report. Please see the sections of this prospectus entitled “Incorporation of Documents by Reference” and “Where You Can Find More Information”. These risk factors may be amended, supplemented or superseded from time to time in the applicable prospectus supplement and by other reports we file with the Commission in the future. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. In such a case, you may lose all or part of your investment.
The risks described in our Annual Report, our subsequently filed quarterly reports on Form 10-Q that are incorporated by reference herein and the other filings we make with the Commission incorporated by reference herein are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any risk occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of our Common Stock could decline, and you may lose all or part of your investment.

USE OF PROCEEDS
All of the shares of Common Stock being offered hereby are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders.
If the Common Stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS
This prospectus relates to the possible resale by the selling stockholders identified below of up to 90,053,486 shares of our Common Stock from time to time in amounts, at prices and on terms that will be determined at the time of the offering:
•LG Amentum Holdings LP, an affiliate of Lindsay Goldberg LLC
•ASP Amentum Investco LP, an affiliate of American Securities LLC
From time to time, we may identify additional selling stockholders and the number of shares of Common Stock to be registered on their behalf. Such information may be set forth in a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement.
In connection with the closing of the RMT Transaction, we and the selling stockholders entered into a stockholders agreement, dated as of September 27, 2024 (the “Stockholders Agreement”), among us, Amentum Joint Venture LP and the selling stockholders that have executed joinders thereto. Under the Stockholders Agreement, the selling stockholders have certain demand registration rights as well as certain piggyback rights with respect to certain underwritten offerings conducted by the Company for its own account or other stockholders of the Company.
The table below sets forth information with respect to the beneficial ownership of our Common Stock by the selling stockholders as of October 1, 2025 as well as the number of shares of Common Stock that may be sold by the selling stockholders under this prospectus.
Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security or has the right to acquire such power within 60 days.
Because the selling stockholders may sell some, all or none of their respective securities, we cannot provide an estimate as to the number of shares of Common Stock that will be held by the selling stockholders upon completion of any particular offering. See the section of this prospectus captioned “Plan of Distribution” for additional information. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of the selling stockholders and the number of shares registered on its behalf. For purposes of the table below, however, we have assumed that the selling stockholders will sell all of their shares of Common Stock covered by this prospectus.
The information in the table below with respect to the selling stockholders has been derived from information provided to us by or on behalf of the selling stockholders. Information concerning the selling stockholders may change from time to time.

	Beneficial Ownership Before Offering
Selling Stockholder	Shares of Common Stock	% of Common Stock	Maximum Number of Shares of Common Stock Offered by this Prospectus
LG Amentum Holdings LP (1)	45,026,743	18.5%	45,026,743
ASP Amentum Investco LP (2)	45,026,743	18.5%	45,026,743

Total	90,053,486	37.0%	90,053,486
__________________
(1)LG Amentum Holdings LP is the owner of 45,026,743 shares of Common Stock. Alan E. Goldberg is the managing member of Goldberg 2014 LLC and the manager of Goldberg 2020 LLC. Goldberg 2014 LLC is the manager of LG GP Holding IV LLC, which is the managing member of Lindsay Goldberg GP IV LLC, which is the general partner of each of Lindsay Goldberg IV L.P., Lindsay Goldberg IV - A L.P., Lindsay Goldberg IV - PCF L.P., Lindsay Goldberg Co-Inv. IV L.P. and Lindsay Goldberg Employee Co-Inv. IV L.P (together, the “LG Fund IV Partnerships”). Goldberg 2020 LLC is the manager of LG GP Holding V LLC, which is the managing member of Lindsay

Goldberg GP V LLC, which is the general partner of each of Lindsay Goldberg V L.P. and Lindsay Goldberg Maverick Co-Inv. L.P. (together, the “LG Fund V Partnerships”). Each of Lindsay Goldberg GP IV LLC and Lindsay Goldberg GP V LLC are the general partners of LG Co-Inv. A LP. Each of the LG Fund IV Partnerships, the LG Fund V Partnerships and LG Co-Inv. A LP are members of LG Amentum Holdings GP LLC, which is the general partner of LG Amentum Holdings LP. Mr. Goldberg is a director of the Company and shares beneficial ownership of the 45,026,743 shares of Common Stock directly held by LG Amentum Holdings LP. Each of these entities other than LG Amentum Holdings LP may be deemed to share beneficial ownership of the shares of Common Stock directly held by LG Amentum Holdings LP. The business address of each of these entities is c/o Lindsay Goldberg LLC, 630 Fifth Avenue, 30th Floor, New York, New York 10111.
(2)ASP Amentum Investco LP is the owner of 45,026,743 shares of Common Stock. American Securities LLC is the sole stockholder of ASP Manager Corp., which is the general partner of ASP Amentum Investco LP, a Delaware limited partnership. As such, American Securities may be deemed to have indirect beneficial ownership of the shares held by ASP Amentum Investco LP. The business address of each of ASP Amentum Investco LP and American Securities LLC is c/o American Securities LLC, 590 Madison Avenue, 38th Floor, New York, New York 10022.
For information regarding certain material relationships between the selling stockholders and the Company, see “Certain Relationships and Related Person Transactions” incorporated by reference from our 2025 Proxy into our 2024 Annual Report incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
This prospectus relates to the offer and sale, from time to time, by the selling stockholders of shares of our Common Stock. We are registering the resale of these shares of our Common Stock, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus or at all. As used in this section, the term “selling stockholders” includes pledgees, donees, assignees, distributees, transferees or other successors-in-interest selling such shares of our Common Stock received after the date of this prospectus from each selling stockholder, respectively, as a gift, pledge, distribution or other non-sale related transfer.
The selling stockholders may, from time to time, offer the shares of our Common Stock at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and by a variety of methods, including the following methods:
•one or more transactions (which may involve underwritten offerings on a firm commitment or best-efforts basis, cross sales or block transactions) on the NYSE or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•secondary distributions pursuant to and in accordance with the rules of the NYSE;
•through one or more electronic trading platforms or services;
•over-the-counter market, in negotiated transactions;
•direct sales to one or more purchasers, including affiliates;
•privately negotiated transactions;
•short sales;
•distributions to members, general partners and limited partners;
•through the writing of options or other hedging transactions on the shares (whether such options are listed on an options exchange or otherwise);
•a combination of such methods of sale; or
•any other method permitted by applicable law.
The selling stockholders may effect such transactions by selling the shares of our Common Stock offered in this prospectus to or through underwriters, broker-dealers or other agents, including electronic trading platforms or similar services, and such underwriters, broker-dealers or agents may receive compensation in the form of underwriting discounts, commissions or fees from the selling stockholders or the purchasers of shares for whom they may act as agent. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of Common Stock offered in this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.
The selling stockholders may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.
In the event of a “distribution” of the shares of our Common Stock offered in this prospectus, the selling stockholders, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his, her or its participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain “stabilizing bids” or “stabilizing purchases” for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with a potential offering.
In connection with the sale of their respective shares of Common Stock or interests therein, the selling stockholders may enter into derivative transactions with underwriters, broker-dealers or other financial institutions or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivative transactions, the broker-dealers or other financial institutions or third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the broker-dealer or other financial institution or third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling stockholders in settlement of those derivative transactions to close out any related open borrowings of shares. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
At a time a particular offering of shares of our Common Stock is made, a prospectus supplement or free writing prospectus may be distributed that will set forth the shares of our Common Stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the name or names of any underwriters, dealers, brokers or agents, any applicable commissions or discounts with respect to the particular offer and any other required information.
In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Common Stock, but does not purport to be a complete analysis of all potential U.S. federal income tax effects.
The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the “IRS”, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.
This discussion is limited to Non-U.S. Holders that acquire our Common Stock in this offering and hold it as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons subject to the alternative minimum tax;
•persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our Common Stock;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt entities or governmental entities;
•persons deemed to sell our Common Stock under the constructive sale provisions of the Code;
•persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•persons that at any time own (or are deemed to own) or have (or are deemed to have) owned more than five percent (by vote or value) of our Common Stock (except to the extent specifically set forth below); and
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in such partnership will depend on the status of the partner, the activities of such partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL (INCLUDING ESTATE OR GIFT TAXES) TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
Any distributions of cash or property (other than certain distributions of our stock) on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes (generally any portion of a distribution that exceeds our current and accumulated earnings and profits), will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock (determined separately with respect to each share of our Common Stock), but not below zero. Any excess will be treated as gain on the sale of our Common Stock as described below under “—Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and the availability of a refund on any excess U.S. federal tax withheld.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a suitable successor or substitute form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Unless an applicable income tax treaty provides otherwise, any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
The foregoing discussion is subject to the discussion below under “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts.”
Sale or Other Taxable Disposition
Subject to the discussion below under “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our Common Stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Common Stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
If our Common Stock constitutes a USRPI, a Non-U.S. Holder will be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our Common Stock on a net income basis at the regular graduated rates applicable to United States persons. Our Common Stock will constitute a USRPI if we have been a USRPHC for U.S. federal income tax purposes at any time within the shorter of (x) the five-year period preceding the Non-U.S. Holder’s disposition of our Common Stock and (y) the Non-U.S. Holder’s holding period for the shares of our Common Stock. We have not determined whether we are, or have ever been, a USRPHC. Even if we are or become a USRPHC, however, as long as our Common Stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, such Common Stock will be treated as USRPI only if the Non-U.S. Holder actually or constructively hold more than 5% of our Common Stock at any time during the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, our Common Stock so disposed.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding
Payments of dividends on our Common Stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI or other applicable IRS form, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.
In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through a non-U.S. office of a U.S. broker or a non-U.S. broker with specified connections to the United States generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker without specified connections to the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the rules and regulations promulgated thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, shares of our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), regardless of whether such recipient is acting as an intermediary or a beneficial owner, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. Although withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

DESCRIPTION OF CAPITAL STOCK
The following briefly summarizes the material terms of our capital stock contained in our amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of our capital stock and documents and are subject to all the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and are qualified in their entirety by reference to these documents, which you should read for complete information on our capital stock. Our amended and restated certificate of incorporation and amended and restated bylaws are included as exhibits to the registration statement of which this prospectus forms a part. The following also summarizes certain relevant provisions of the Delaware General Corporation Law, or the “DGCL”. Amentum Holdings, Inc. and its wholly owned subsidiaries are referenced throughout as “our Company,” “we,” “us” or “our”.
Authorized Capital Stock
Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors may establish the rights and preferences of the preferred stock from time to time.
Common Stock
Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. Our common shareholders are not entitled to cumulative voting in the election of directors. Unless a different vote is required by applicable law, the rules of any stock exchange upon which our securities are listed, any regulation applicable to us or our securities, or specifically required by our amended and restated certificate of incorporation or amended and restated bylaws, if a quorum exists at any meeting of shareholders, shareholders will have approved any matter (other than the election of directors, which is described below) if a majority of the voting power of shareholders present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter. Subject to the rights of the holders of any future series of preferred stock to elect directors under specified circumstances, if a quorum exists at any meeting of shareholders, shareholders will have approved the election of a director if a majority (or, if the number of nominees exceeds the number of directors to be elected at such meeting of shareholders, a plurality) of the votes cast on such matter by shareholders present in person or represented by proxy at such meeting and entitled to vote for the election of such director are in favor of such election.
Dividend Rights. Subject to preferences that may be applicable to any shares of preferred stock that we may designate and issue in the future, holders of our Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor if our Board of Directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board of Directors may determine.
Liquidation Rights. Upon liquidation, dissolution or winding up of our Company, holders of our Common Stock are entitled to receive their ratable share of the net assets of our Company available after payment of all debts and other liabilities, subject to the prior preferential rights and payment of liquidation preferences, if any, of any outstanding shares of preferred stock.
Other Matters. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Our Board of Directors has the authority, subject to the limitations imposed by Delaware law, the NYSE’s listing rules and our amended and restated certificate of incorporation, without any further vote or action by our shareholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and relative, participating, optional and other special rights of the shares of each series, including:
•dividend rates;
•conversion rights;
•designation and voting rights;
•terms of repurchase or redemption, including any restrictions on repurchase or redemption as a result of arrearage in the payment of dividends or sinking fund installments;
•liquidation preferences;
•sinking fund terms; and
•the number of shares constituting each series.
Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our Common Stock.
Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock, and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.
There are no current agreements or understandings with respect to the issuance of preferred stock, and our Board of Directors has no present intentions to issue any shares of preferred stock.
Certain Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, the Stockholders Agreement and Delaware Law
Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, our Stockholders Agreement and the DGCL may discourage or make more difficult a takeover attempt that a shareholder might consider to be in his, her or its best interest. These provisions may also adversely affect the prevailing market price for shares of our Common Stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us, which may result in an improvement of the terms of any such proposal in favor of our shareholders, and outweigh any potential disadvantage of discouraging those proposals.
Authorized but Unissued Shares of Capital Stock
Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without shareholder approval, subject to the applicable provisions of the DGCL and rules of the NYSE.
These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.
One of the effects of the existence of authorized but unissued Common Stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of Common Stock at a price higher than the prevailing market price.

Board Vacancies and Board Size
Except as set forth below, our amended and restated certificate of incorporation and amended and restated bylaws provide that any vacancies, including any newly created directorships, on our Board of Directors will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of preferred stock). In addition, the number of directors constituting our Board of Directors are permitted to be set only by a resolution adopted by the affirmative vote of at least 80% of the members of the Board of Directors at such time; provided that the number of directors will not be fewer than three and not greater than 21 directors as is provided by our amended and restated certificate of incorporation. These provisions prevent a shareholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board of Directors and promotes continuity of management.
If at any time prior to the second anniversary of the Closing Date, the Executive Chair becomes unable to serve as the Executive Chair of the Board of Directors, a majority of the directors initially identified by Jacobs for election or appointment to the Board of Directors then serving on the Nominating and Governance Committee may, by affirmative vote, select another member of the Board of Directors to serve as a non-executive Chair of the Board of Directors until the second anniversary of the Closing Date.
No Cumulative Voting
Under the DGCL, shareholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Director Removal
Except as set forth below, our amended and restated certificate of incorporation provides that shareholders may remove directors with or without cause by the affirmative vote of holders of at least a majority of the voting power of our then outstanding capital stock.
Shareholder Action and Special Meetings of Shareholders
Our amended and restated certificate of incorporation provides that our shareholders may not take action by written consent, but may only take action at annual or special meetings of our shareholders. As a result, a holder controlling a majority of our capital stock is not able to amend our amended and restated bylaws or remove directors without holding a meeting of our shareholders called in accordance with our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation further provides that special meetings of our shareholders may be called only by a majority of our Board of Directors, thus prohibiting a shareholder from calling a special meeting. These provisions may delay the ability of our shareholders to force consideration of a proposal or for shareholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors at our annual meeting of shareholders, and also specify certain procedural requirements regarding the form, content and timing of such notice. Specifically, such notice must be in proper written form and must set forth certain information, as required under our amended and restated bylaws, related to the shareholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to our Board of Directors. These provisions might preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Amendment of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Any amendment, alteration, rescission or repeal of our amended and restated bylaws by our shareholders requires the affirmative vote of the Board of Directors or holders of at least a majority of voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that certain specified provisions in our amended and restated certificate of incorporation may be amended, altered, rescinded or repealed only by the affirmative vote of the holders of at least 66 2/3% of voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class.
Our Stockholders Agreement prohibits, until September 27, 2027, amendments to our amended and restated certificate of incorporation and bylaws to provide the shareholders of our Company with proxy access rights, unless we receive the prior written consent of Sponsor Stockholder.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the time that such shareholder became an interested stockholder, unless:
•prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the shareholder becoming an interested stockholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 of the DGCL defines a “business combination” to include mergers, asset sales and other similar transactions and an “interested stockholder” as a person who, together with affiliates and associates, beneficially owns, or within three years did beneficially own, 15% or more of the corporation’s outstanding voting stock. We have not “opted out” of, and are subject to, Section 203 of the DGCL and these provisions may have the effect of delaying, deferring or preventing changes in control of us.
Certain Provisions of Our Amended and Restated Certificate of Incorporation and Delaware Law
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our shareholders have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, shareholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Shareholders’ Derivative Actions
Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law. To bring such an action, the shareholder must otherwise comply with Delaware law regarding derivative actions.
Exclusive Forum
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or shareholders to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of our amended and restated certificate of incorporation, amended and restated bylaws or the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine, in each case, may be brought only in specified courts in the State of Delaware. As described below, this provision does not apply to suits brought to enforce any duty or liability created by the Securities Act or the Exchange Act, or any other claim for which there is exclusive federal or concurrent federal and state jurisdiction.
Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought pursuant to the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and to have consented to the foregoing provisions; provided, however, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This provision does not apply to claims brought under the Exchange Act.
We recognize that the forum selection clause in our amended and restated certificate of incorporation may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in our amended and restated certificate of incorporation may limit our shareholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may be costlier and may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our shareholders, although such shareholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our shareholders.
Limitation of Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation includes provisions that limit the personal liability of our directors and officers, to the fullest extent permitted by the DGCL, for monetary damages for breach of their fiduciary duties as directors or officers. Such limitation does not apply to (i) any breach of a director or officer’s duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a director for any unlawful payment of a dividend or unlawful stock repurchase or redemption, pursuant to Section 174 of the DGCL, (iv) any transaction from which such director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. These provisions have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. Any amendment to, or repeal of, these provisions do not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.
Our amended and restated bylaws provide for indemnification, to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of our Company, or, while a director or officer of our Company, at the request of our Company, serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, liabilities and other losses reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. In addition, we have entered into indemnification agreements with each of our directors pursuant to which we have agreed to indemnify each such director to the fullest extent permitted by the DGCL.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Corporate Opportunity
Our amended and restated certificate of incorporation and Stockholders Agreement renounce any interest or expectancy in specified business opportunities or specified classes or categories of business opportunities, such that a director of our Company who also serves as a director, officer or employee of Amentum Equityholder or its affiliates may pursue certain business opportunities of which they become aware.
Listing
Our shares of Common Stock are listed on the NYSE under the symbol “AMTM.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC.

LEGAL MATTERS
Certain legal matters in connection with the offered securities will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The consolidated financial statements of Amentum Holdings, Inc. appearing in Amentum Holdings, Inc.’s Annual Report (Form 10-K) for the year ended September 27, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, with certain information related to the change in reportable segments superseded by Amentum Holdings, Inc.’s Current Report (Form 8-K) dated March 7, 2025, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined balance sheets of the Critical Mission Solutions and the Cyber & Intelligence Businesses of Jacobs as of September 29, 2023 and September 30, 2022, and the related combined statements of operations, comprehensive income, equity and cash flows for each of the three fiscal years in the period ended September 29, 2023, including the related notes (collectively referred to as the “combined financial statements”) incorporated by reference in this prospectus and the registration statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the expenses payable by us in connection with the sale of the securities being registered hereby.

SEC registration fee	$278,450.69
Legal fees and expenses	*
Accounting fees and expenses	*
Trustee fees and expenses	*
Printing expenses	*
Miscellaneous	*
Total	*
__________________
*Estimated expenses not currently known.
ITEM 15    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our amended and restated certificate of incorporation includes provisions that limit the personal liability of our directors and officers, to the fullest extent permitted by the DGCL, for monetary damages for breach of their fiduciary duties as directors or officers. Such limitations do not apply to (i) any breach of a director or officer’s duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for any unlawful payment of a dividend or unlawful stock repurchase or redemption, pursuant to Section 174 of the DGCL, (iv) any transaction from which such director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. These provisions have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.
In addition, our amended and restated bylaws provide for indemnification, to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Amentum, or, while a director or officer of Amentum, at the request of Amentum, serves or served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise, against all expenses, liabilities and other losses reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. Our bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.
In addition, we have entered into indemnification agreements with each of our directors pursuant to which we have agreed to indemnify each such director to the fullest extent permitted by the DGCL.
The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we entered into with our directors may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. However, these provisions do not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers, or employees for which indemnification is sought.
We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Amentum.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
ITEM 16    EXHIBITS

Exhibit Number	Description
1.1*	Form of underwriting agreement.
4.1
Amended and Restated Certificate of Incorporation of Amentum Holdings, Inc. (filed as Exhibit 3.1 to the Current Report on Form 8-K of Amentum Holdings, Inc. dated October 3, 2024, File No. 1-42176, and incorporated by reference herein).

4.2
Amended and Restated By-laws of Amentum Holdings, Inc. (filed as Exhibit 3.2 to the Current Report on Form 8-K of Amentum Holdings, Inc. dated October 3, 2024, File No. 1-42176, and incorporated by reference herein).

4.3
Registration Rights Agreement by and between Amazon Holdco Inc. and Jacobs Solutions Inc. (filed as Exhibit 10.5 to the Current Report on Form 8-K of Amentum Holdings, Inc. dated October 3, 2024, File No. 1-42176, and incorporated by reference herein).

4.4
Stockholders Agreement by and between Amazon Holdco Inc. and Amentum Joint Venture LP (filed as Exhibit 10.6 to the Current Report on Form 8-K of Amentum Holdings, Inc. dated October 3, 2024, File No. 1-42176, and incorporated by reference herein).

5.1	Opinion of Cravath, Swaine & Moore LLP regarding validity of the Common Stock.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Amentum Holdings, Inc.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Critical Missions Solutions and Cyber & Intelligence Businesses.
23.3	Consent of Cravath, Swaine & Moore LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included in signature page).
107	Filing Fee Table.
__________________
*To be filed, if necessary, by a post-effective amendment to the registration statement or as an exhibit to a document incorporated by reference herein.
ITEM 17    UNDERTAKINGS
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on October 1, 2025.

AMENTUM HOLDINGS, INC.

by
/s/ Travis B. Johnson
	Name:	Travis B. Johnson
	Title:	Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Travis B. Johnson and Michele St. Mary, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 1, 2025.

Signature	Title

/s/ John Heller	Chief Executive Officer and Director (Principal Executive Officer)
John Heller

/s/ Travis B. Johnson	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
Travis B. Johnson

/s/ Steven J. Demetriou
Steven J. Demetriou	Executive Chair and Director

/s/ Benjamin Dickson
Benjamin Dickson	Director

/s/ General Vincent K. Brooks
General Vincent K. Brooks	Director

/s/ General Ralph E. Eberhart
General Ralph E. Eberhart	Director

/s/ Alan E. Goldberg
Alan E. Goldberg	Director

/s/ S. Leslie Ireland
S. Leslie Ireland	Director

/s/ Barbara L. Loughran
Barbara L. Loughran	Director

/s/ Sandra E. Rowland
Sandra E. Rowland	Director

/s/ Christopher M.T. Thompson
Christopher M.T. Thompson	Director

/s/ Russell Triedman
Russell Triedman	Director

/s/ John Vollmer
John Vollmer	Director

/s/ Connor Wentzell
Connor Wentzell	Director